Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2020 Equity Incentive Plan and 2020 Employee Stock Purchase Plan of Arcutis Biotherapeutics, Inc. of our report dated February 25, 2025, with respect to the consolidated financial statements of Arcutis Biotherapeutics, Inc. and the effectiveness of internal control over financial reporting of Arcutis Biotherapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Los Angeles, California
February 25, 2025